EXHIBIT 10.2

THE KROGER CO.	1014 VINE STREET	CINCINNATI, OHIO 45202-1100

May 22, 2026

Emilee,

We are pleased to offer you the position of EVP and Chief People Officer, effective July 6, 2026 reporting to me. The position will be based in Cincinnati, Ohio.

Your annual salary will be $750,000 with an incentive plan target of 100% of base pay (prorated based on your date of hire). You will be eligible for an annual salary merit review in April of each year beginning April 1, 2027. The annual incentive plan is currently paid out in March of each year based on prior year company performance as described in the plan for that year. To receive an annual incentive plan payout, you must be an active associate on the last day of the fiscal year for which the incentive was earned.

Within 30 days of your date of hire, the Company will pay you a $250,000 cash bonus payment, less applicable taxes. By signing this letter, you agree that in the event you are separated from your employment from Kroger within 12 months of your hire for any reason other than an involuntary termination (that is, Kroger terminating your employment) or your death or significant disability, you will be obliged to repay to Kroger the entirety of any amount Kroger has paid to you in connection with your cash bonus payment amount. You agree that Kroger will and you will hereby authorize to withhold from your final paycheck and/or from any other forms of final compensation otherwise owed to you the amount you owe to Kroger in relation to the terms of this paragraph, and you agree to pay all of Kroger's costs and expenses (including without limitation reasonable attorney's fees) incurred in any other effort to collect repayment you owe to Kroger in accord with the terms of this paragraph.

On the first of the month following your date of hire, you will be eligible for our comprehensive health care plans, along with stock purchase and life and income protection plans. You will also be eligible for 4 weeks vacation, with the amount prorated in 2026 based on your date of hire. As an executive of the company, your benefits will also include our deferred compensation program. Please review the executive benefits brochure you will receive after your hire date for complete details.

You will be awarded a special grant of $1,500,000 in restricted shares and performance units (split equally). The restricted shares will vest ratably over 3 years (one-third per year from the date of grant). The performance units will align with the 2026-2028 Long-Term Incentive Plan and payout at the end of the measurement period in March 2029. This special grant will be awarded in September 2026, based on Equity Awards Committee approval. Annually, in March you will be eligible for a long-term equity grant, commensurate with your role and based on meeting performance expectations in a fiscal year. Assuming your performance is consistently delivering expectations, your annual grant amount will be $2,000,000. The 2027 grant award mix will align with other members of the executive team which is typically 20% stock options, 30% restricted shares and 50% performance units.

THE KROGER CO.	1014 VINE STREET	CINCINNATI, OHIO 45202-1100

A policy for a standard general severance benefit for officers of the company is currently under review by the Compensation and Talent Development Committee. We expect that this policy will be market competitive for a Chief People Officer. You will also be covered by the Kroger Employee Protection Plan for Change in Control Severance Benefits.

To more closely align the interests of Kroger's officers and directors with those of our shareholders, the Board of Directors has adopted stock ownership guidelines. These guidelines require non-employee directors, executive officers, and other key executives to acquire and hold a minimum dollar value of Kroger common shares within 5 years of entering a role subject to these requirements. The target value of stock ownership for your role equals 3 times your base salary.

Until the ownership requirements are met, you must hold 100% of common shares issued, including performance units earned and shares received upon the exercise of stock options or upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes. While working to achieve your target level of ownership, you must also retain all Kroger common shares unless a disposition is approved by the Board of Directors or its Compensation Committee.

While the role is based in Cincinnati, Ohio you will continue to reside in Chicago, Illinois until approximately August 2027. During that time, the company will consider your travel between Chicago and Cincinnati along with company-provided temporary living accommodations as a business expense. You will be responsible for day-to-day living expenses including food and meals. You also qualify for the Relocation Program. The Relocation Policy Summary is attached. Your relocation package includes one month of base pay at the new salary to assist with miscellaneous relocation expenses not covered in the relocation policy, which will be generated with your first payroll processing once you have initiated your relocation to Cincinnati (approximately August 2027).

As an officer of the company, you are ineligible for any tax gross ups with the exception of relocation expenses.

This offer is contingent on successful completion of a customary background check and Board of Director approval. Signing below confirms all the details of our offer, terms and conditions of employment but does not constitute any express, implied or real contracts of employment, as your employment will be at-will.

Please indicate your decision below, sign, date and email the offer letter to Theresa Monti's attention at theresa.monti@kroger.com within five (5) business days of receipt. The terms of this offer letter will expire as of May 27, 2026, if your signed acceptance is not received as of the end of that business day.

THE KROGER CO.	1014 VINE STREET	CINCINNATI, OHIO 45202-1100

Emilee, we appreciate you considering this role with Kroger. We believe you will make a big difference in our success and the achievement of our vision. We personally look forward to working closely with you.

Please feel free to contact me if you have any additional questions concerning this offer.

Sincerely,

Greg Foran
Chief Executive Officer
The Kroger Co.

I agree to the terms of this offer letter:	X Yes	No
	/s/ Emilee De Martino	5/22/2026
	Signature	Date

cc: Theresa Monti, Vice President Total Rewards